Exhibit 10.11E

FIFTH AMENDMENT TO
CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (the “Amendment”), dated as of October 22, 2001 is entered into between BANK OF AMERICA, N.A., a national association (“Bank”), and SOUTHWEST WATER COMPANY, a Delaware corporation (“Borrower”).

RECITALS

A.  Borrower and Bank have previously entered into that certain Credit Agreement dated as of July 30, 1999, as amended by that certain First Amendment to Credit Agreement dated as of June 30, 2000, that certain Second Amendment to Credit Agreement dated as of September 29, 2000, that certain Third Amendment to Credit Agreement dated as of March 9, 2001, and that certain Fourth Amendment to Credit Agreement dated as of July 13, 2001 (collectively, the “Credit Agreement”), pursuant to which Bank has made certain loans and financial accommodations available to Borrower. Terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement.

B.  Bank and Borrower wish to amend the Credit Agreement under the terms and conditions set forth in this Amendment. Borrower is entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Bank’s rights or remedies as set forth in the Credit Agreement is being waived or modified by the terms of this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.  Amendments to Credit Agreement

(a)  Section 1.01(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“‘(a)  The Revolving Commitment:    The Bank agrees on the terms and conditions hereinafter set forth to make loans (‘Revolving Loans’) to the Borrower and to issue standby letters of credit for the Borrower’s account from time to time during the period from the date hereof to and including Maturity Date in an aggregate amount of loans and an undrawn and drawn but reimbursed amount of letters of credit not to exceed the Revolving Commitment, such as amount may be reduced pursuant to Section 2.01(c). Within the limits of the Revolving Commitment and prior to the Maturity Date, the Borrower may borrow, repay, and reborrow subject to the terms of this Agreement.”

(b)  The following is added to the Credit Agreement as a new Section 2.01(e):

“(e)  Standby Letters of Credit.    The Revolving Commitment may be used for financing standby letters of credit with a maximum maturity of 365 days but not to extend more than 90 days beyond the Maturity Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary. The amount of standby letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed Five Hundred Thousand Dollars ($500,000). The Borrower agrees:

(i)  any sum drawn under a letter of credit may, ation of the Bank, be added to the principal amount outstanding under the Revolving Commitment. The amount will bear interest and be due as described elsewhere in this Agreement.

(ii)  if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(iii)  the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv)  to sign the Bank’s form Application and Agreement for Standby Letter of Credit with respect to each letter of credit.

(v)  to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(vi)  to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(vii)  to pay the Bank a non-refundable fee equal to 2% per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, calculated on the basis of such amount in effect on the day the fee is calculated. If there is a default under this Agreement, at the Bank’s option, the amount of the fee shall be increased to 4% per annum, effective starting on the day the Bank provides notice of the increase to the Borrower.”

2.  Effectiveness of this Amendment.    Bank must have received the following items, in form and content acceptable to Bank, before this Amendment is effective and before Bank is required to extend any credit to Borrower as provided for by this Amendment.

(a)  Amendment.    This Amendment fully executed in a sufficient number of counterparts for distribution to Bank and Borrower.

(b)  Authorizations.    Evidence that the execution, delivery and performance by Borrower and each guarantor or subordinating creditor of this Amendment and any instrument or agreement required under this Amendment have been duly authorized.

(c)  Representations and Warranties.    The representations and warranties set forth in the Credit Agreement must be true and correct.

(d)  Other Required Documentation.    All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Bank.

3.  Representations and Warranties.    The Borrower represents and warrants as follows:

(a)  Authority.    The Borrower has the requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party. The execution, delivery and performance by the Borrower of this Amendment and the performance by Borrower of each Loan Document (as amended or modified hereby) to which it is a party have been duly approved by all necessary corporate action of Borrower and no other corporate proceedings on the part of Borrower are necessary to consummate such transactions.

(b)  Enforceability.    This Amendment has been duly executed and delivered by the Borrower. This Amendment and each Loan Document (as amended or modified hereby) is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, and is in full force and effect.

(c)  Representations and Warranties.    The representations and warranties contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof.

(d)  No Default.    No event has occurred and is continuing that constitutes an Event of Default.

4.  Choice of Law.    The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California governing contracts only to be performed in that State.

5.  Counterparts.    This Amendment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

6.  Due Execution.    The execution, delivery and performance of this Amendment are within the power of Borrower, have been duly authorized by all necessary corporate action, have received all necessary governmental approvals, if any, and do not contravene any law or any contractual restrictions binding on Borrower.

7.  Reference to and Effect on the Loan Documents.

(a)  Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b)  Except as specifically amended above, the Credit Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower .
to Bank.

(c)  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Bank under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(d)  To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

8.  Ratification.    Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.

9.  Estoppel.    To induce Bank to enter into this Amendment and to continue to make advances to Borrower under the Credit Agreement, Borrower hereby acknowledges and agrees that, after giving effect to this Amendment, as of the date hereof, there exists no Event of Default and no right of offset, defense, counterclaim or objection in favor of Borrower as against Bank with respect to the Obligations.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

“Bank”	“Borrower”

BANK OF AMERICA, N.A. a national association	SOUTHWEST WATER COMPANY, a Delaware corporation

By:	/s/ DEBORAH L. MILLER	By:	/s/ THOMAS C. TEKULVE
	Name: Deborah L. Miller Title: Senior Vice President		Name: Thomas C. Tekulve Title: Vice President—Finance

By:	/s/ PETER J. MOERBEEK
Name: Peter J. Moerbeek Title: Chief Financial Officer

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